Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Brooklyn ImmunoTherapeutics, Inc. (formerly known as NTN Buzztime, Inc.) of our report dated March 11, 2021, relating to the consolidated financial statements of NTN Buzztime, Inc. appearing in the Annual Report on Form 10-K of NTN Buzztime, Inc. for the year ended December 31, 2020 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern).

/S/ BAKER TILLY US, LLP

San Diego, California
October 12, 2021